Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 3rd quarter 2021

October 21, 2021  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer

Todd W. Bryant — Vice President, Chief Financial Officer

Aaron P. Diefenthaler — Vice President, Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation
Cullen Johnson	B. Riley FBR, Inc.
Jeff Schmitt	William Blair & Company, LLC
Scott Heleniak	RBC Capital Markets LLC
Meyer Shields	Keefe Bruyette Woods, Inc.
James Inglis	Philo Smith & Co.

RLI CORP.

Moderator: Aaron Diefenthaler

October 21, 2021

10:00 a.m. (CDT)

Operator: Good day, and welcome to the RLI Third Quarter Earnings Teleconference. This call is being recorded. It is now my pleasure to turn the conference over to Mr. Aaron Diefenthaler. Sir, please begin.

Aaron Diefenthaler: Thank you, Chelsea. Good morning, and welcome to RLI's Third Quarter Earnings Call for 2021. Joining us today are Jon Michael, Chairman and CEO; Craig Kliethermes, President and Chief Operating Officer; and Todd Bryant, Chief Financial Officer. As usual, Todd will kick things off by walking through the financials. Craig will follow with additional comments on current market conditions and our product portfolio. We'll then open the call to questions, and Jon will close with some final thoughts. Todd?

Todd Bryant: Thanks, Aaron, and good morning, everyone. Yesterday, we reported third quarter operating earnings of $0.65 per share. The quarter's results were negatively impacted by hurricanes, most notably, Hurricane Ida. But solid underwriting results, excluding catastrophes, as well as favorable benefits from prior year's loss reserves, positively impacted earnings. All in, we experienced 18% top line growth and posted a 94.6 combined ratio for the quarter. Year-to-date, our combined ratio stands at 88.9. From investments, income advanced 8% in the quarter as continued strong operating cash flow, $116 million in the quarter and $280 million for the year, have been additive to our invested asset base. Earnings for Maui Jim and Prime were up 3% in the quarter and while not core, continue to be a benefit to earnings. Realized gains were relatively flat in the quarter, while changes in unrealized gains and losses on equity securities were impacted by varying amounts of market volatility on a quarterly and year-to-date basis. As mentioned in prior calls, large movements in equity prices in comparable periods could have a significant on net earnings, which you can see in both the quarterly and year-to-date comparisons to 2020. Aggregate underwriting and investment results pushed book value per share to $27.63, up 13% from year-end inclusive of dividends. Craig will talk more about premium in a minute, but at a high level, all three segments experienced growth as we continue to take advantage of favorable market conditions in most areas of our business.

From an underwriting income perspective, this quarter's combined ratio was 94.6 compared to 99.5 a year ago. Both periods were impacted by elevated hurricane losses. Hurricane losses in the quarter were within our preannounced range and totaled $34 million net of reinsurance. $33 million of that is from our Property segment, and $1 million impacted Casualty, where a number of our packaged policies are reported. Net of bonus-related impacts, the events totaled $28.9 million or $0.50 per share net of tax, and added 11 points to the quarter's combined ratio. From a prior year's reserves perspective, all three segments experienced favorable development. Casualty led the way with $26 million of favorable loss emergence spread across the majority of product lines. Moving to expenses. Our quarterly expense ratio decreased by 2.7 points to 37.9% as did general corporate expenses. The declines are due in part to reductions in certain bonus measures but are also reflective of the increase in net earned premium and improved leverage on certain expenses.

Turning to investments. It was a flat total return quarter with income offsetting modest price declines in the portfolio. Overall market yields remain subdued, but we have seen a little uplift recently as 10-year yields inched back toward the highs we saw in late March. Operating cash flow remains the primary support for growth in investment income, which turned positive in the quarter.  There have been a few shift -- there have been a few shifts in the allocation over the course of the year, but our strategy continues to focus on putting money to work in nearly all environments. Apart from the capital markets exposure, investee earnings were up slightly from the comparable period in 2020, with Maui Jim and Prime contributing $5.4 million and $4.4 million, respectively. All in all, a very good quarter and strong first nine months of the year. And with that, I'll turn the call over to Craig.

Craig Kliethermes: Before I start, I’m going to try to ask Chelsea if she would go back and read the forward-looking statements we forgot to do at the beginning.

Todd Bryant:  I didn’t make any forward-looking statements so as long as you don’t either, we may be ok.

Craig Kliethermes:  I'll make my comments assuming that those have been implied and read. Yes, so thank you, Aaron and Todd, and good morning, everyone. As Todd mentioned, a very good quarter in light of Hurricane Ida and smaller catastrophes that impacted our customers and our results. After factoring in these events, we were still able to report a sub-95 combined ratio for the quarter and more than 10 points of underwriting profit year-to-date. At the same time, we are growing our portfolio through rate and exposure, reporting 18% top line growth for the quarter and 21% year-to-date. We continue to see rate increases across most of the portfolio, although there is some tapering in spots. We are maintaining a good flow of business that meets our discerning appetite. The business we are underwriting is generally stickier with higher renewal retention and new business hit ratios. We are monitoring impacts from the supply chain and labor shortages as well as derived inflation. Our talented underwriting and claim teams are working diligently to mitigate any resulting increase in loss costs by identifying risks, sharing information across our businesses, adequately pricing the tailored coverage we provide, and taking advantage of any market disruption. Now to some more specific comments at the segment level.

In Casualty, we reported an 86 combined ratio for the quarter and 84 year-to-date. We were able to achieve an overall Casualty rate increase of 9% for the quarter, which fueled a good portion of our 14% growth in this segment. Growth is widespread across all major products in our portfolio, and much of the rate continues to be driven by excess liability products, particularly commercial and management liability coverages. Our transportation business continues to bounce back with increased bookings in public auto, but is still challenged by driver shortages. Overall, wheels-based rates continue to be up, but rate increases are more moderate in size. Despite the overall growth in the transportation space, we still find the trucking class to be increasingly competitive as top line and rates decreased for the quarter. Claim counts continue to climb to previous levels, and more jury trials are being scheduled. We will remain vigilant for social inflation and work to mitigate it through our investment in superior talent, training, and triaging of claims.

In Property, we reported a combined ratio of 127 for the quarter and 105 year-to-date. The excess and surplus lines wind product is the driver of the unprofitable results. Hurricane Ida was one of the most intense and damaging hurricanes to strike the United States in recorded history. From day 1, we have had our teams on the ground assessing losses and helping our customers get back in the business. About 90% of our claims reported have been in the state of Louisiana as the New Orleans metro area is one of our peak zones for wind exposure. The event, along with general market conditions and expected inflation, have kept cat rates up double digits for the eighth consecutive quarter. Overall, top line growth was 32% for the property segment in the quarter driven by exposures, and a 7% segment rate increase. All products in this segment realized growth.

In Surety, we report a 75% combined ratio for the quarter. All three of our major products in this segment have grown profitably. Overall, our top line grew 10% in the quarter. Despite economic challenges, both the commercial and contract surety markets remain very competitive. We are back visiting producers in-person and continue to invest in capabilities that make it easy to do business and help our producers grow with us. There are more construction opportunities in the market, and we are supporting our contractors as they win this business. We will continue to expand our writings with existing clients and producers and invest in technology where it is a differentiator. We had a quiet quarter on the claim front despite the added risk from supply chain and labor issues.

Overall, another profitable quarter with solid growth. Our underwriting experts are ready to participate where disruption and market pricing permit us to flex our underwriting prowess at rates that are commensurate with the risk. As always, we are alert to the uncertainty associated with inflation and supply chain disruption. We will continue to do what we do best: focus on the basics. We will diligently underwrite quality accounts, assess evolving exposures, require adequate valuation of insured property, and walk away from underpriced business. We are good stewards of our capital, but also of our insured's risk and reputation. I want to thank our RLI associates for delivering great results and value to all of our stakeholders and for helping our customers, especially in times of need. I'd now like to open it up for questions.

Operator: Thank you sir. And before we get started with the Q&A session, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties, which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K as supplemented in the Form 10-Q for the quarterly period ended June 30, 2021, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing second quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings. The Form 8-K contains a reconciliation between operating earnings. [Operator Instructions].

Our first question comes from Cullen Johnson.

Cullen Johnson: It looks like a relatively large quarter-over-quarter jump in earnings of Prime Holdings this quarter. Is there anything in particular that drove that acceleration?

Todd Bryant: Cullen, this is Todd. I would say not outside of just continued revenue growth. I mean they've grown quite a bit. And just like us, with our growth, you're seeing more being realized through earned premium, through revenue. So outside of that growth, no, there really isn't anything.

Cullen Johnson: Okay. That's helpful. And then as you kind of continue to grow the balance sheet, leverage ratios have gradually declined. Not that leverage, I think, is a huge consideration or part of the story here. But as we approach the 2023 maturity of the $150 million senior notes, I'm just curious, could you share how you all think about your capital structure going forward?

Todd Bryant: Yes. Cullen, it's Todd. Certainly, some -- you're right, from a leverage standpoint, we're low from that perspective because we have grown capital as much as we have. So it's something we talk about. We tend to be conservative there. There certainly is room to increase the leverage, and something we still are certainly talking about. And we'll look to make some decisions as we move through to 2023.

Operator:  Our next question from Jeff Schmitt.

Jeff Schmitt: Could you discuss how much of your growth in the Casualty book is coming from E&S lines? I guess that would mainly be general liability and excess liability. But are you seeing standard writers kick more business into that market? Or what are you seeing there?

Craig Kliethermes: Well, Jeff, it's Craig. E&S business is growing at about the pace that the rest of our Casualty portfolio is growing. Maybe a little faster, but not a lot faster. I mean all the products in there are specialty products, even though they aren't – maybe not E&S products, they're less regulated than other products. So -- but the formal definition of E&S, I guess, is growing about the same pace. Casualty, probably a little less -- at a little slower pace than the Property business there. I mean the Property rates obviously continue to climb at a little bit faster rate than the Casualty rates. So our underwriters are taking -- trying to take advantage of that. So...

Jeff Schmitt: Yes. Okay. And then just looking at the acquisition expense ratio. If you go back, I think it was 34% historically, 33% last year. Year-to-date, it's 32%. Is that really just kind of a change in business mix that's driving that? I mean how should we think about that run-rate going forward? Is 32% the right level?

Todd Bryant: Well, some of it is change in the mix. You're right about that. If you think in terms of -- if our divisional side of the house, home office too, but that's not on the acquisition. It's half of our overall operating expenses and a lot of that is people, as you can imagine. So we're going to leverage people a bit better or should as we continue to grow earned premium. You've seen that a bit. I think if you look in the totality, right, at the expense ratio, we were down a couple of points full year, which I think is a better way of looking at it. From a full year basis, last year, you're seeing some improvement, and now roughly another point this year. So there are some things that we can leverage a bit better, but you're right, it's reflective a bit of a mix of products as well. And that's where the opportunity is.

Operator: Our next question from Meyer Shields.

Meyer Shields: On the construction surety side, if we have a combination of a worker shortage and rising materials inflation, does that have any impact for Surety losses?

Craig Kliethermes: Meyer, this is Craig. I mean potentially, yes. Obviously, any delay in the construction of the project can cause at least the -- or the -- to put the principal in claim. However, they -- we typically have opportunity to work our way out of that. The other thing that offsets that is it's also very difficult to find a replacement contractor to do the work. So a lot of times, they just want to continue with the contractor they had. It's just a matter of a little bit of delay. There is some understanding, I think, of the fact that there is a labor shortage. I think a lot of them want the construction to be done correctly, well done, as opposed to in a shoddy way. So they would rather finish the project with skilled workers as opposed to unskilled workers.

So there's a lot of working things out like that. And a lot of the contracts do have ways to pass on the extra costs associated with completing the project. So the increased cost of materials, a lot of times, is passed on to the person that's paying for the project.

Todd Bryant: I think, Meyer, if you look to -- we're probably a little bit elevated. Again, if you go back and look from an underlying standpoint, elevated the past 1.5 year or so from a loss booking ratio on the Surety side. So I think that uncertainty, whether you call it COVID last year and some of the things Craig was referring to this year, there's recognition of that.

Meyer Shields: Okay. Yes, perfect. That's what I was looking for. And then I think, Craig, in your comments, you mentioned, I guess, a shortage of drivers in transportation. Is there any way of assessing how good drivers are now compared to, let's say, 2019? So more apples-to-apples, excluding COVID.

Craig Kliethermes: How much shorter they are? Is that what you say? How much more of a shortage? Is that what you're asking?

Meyer Shields: Really driver quality. In other words, is the group of overall drivers, are they worse than they were two years ago?

Craig Kliethermes: I don't think we're probably in a good position to be able to assess -- I mean, the general population of drivers, I mean, obviously, we're going to continue to be very picky. I mean we're looking for professional drivers to get into the public automobiles, the buses and the trucks that we insure. That doesn't mean that the general population isn't evolving. I did see an article the other day about letting 18-year-olds behind the wheel of a big truck. I don't know that that's a target market for us. So -- but I certainly would expect, given the shortage overall and the fact that there's fewer people wanting to go back to work for various reasons and people choosing to retire a little earlier than maybe they would just because the lifestyle choices, has created certainly more risk on the road, I would say, in regards to large vehicles.

Operator: Our next question from Scott Heleniak.

Scott Heleniak: Just wanted to first touch on the Property premium growth, which pretty significant. You talked about your rate increases are pretty good, 7% or so. But just wondering if you could touch more on the opportunity you're seeing there just by count or geography. You see that growth continuing to 2022 or you think this is more short term? And then also, is there any kind of change in mix in terms of more or less cat-exposed property business written recently? Just any detail there would be helpful.

Craig Kliethermes: Sure, Scott. This is Craig. I mean we're seeing growth across the portfolio with double-digit growth rate. So I mean, we are seeing probably more opportunity in -- on our E&S side of the house, particularly on the hurricane side in the Southeast where the -- where you've seen the catastrophes hit. As well as there's the inflationary impact that I think everybody is starting to realize it's costing more to replace these buildings. Particularly in the Southeast is where it's being felt. We're not seeing it as much like on the quake side of the house. I mean we are getting rate on the quake side of the house, but certainly it trails what we're getting on the hurricane side. It's what people are familiar with, and they remember that we've had big hurricanes. So it's easier to get the rate on that side. I would expect that we're going to continue to see rate and probably some -- both exposure and rate growth in the hurricane book. But we are seeing growth, just to be clear. In our Hawaii homeowners book is still growing at double-digit rates. I mean there is some hurricane exposure there, but most of that is fire exposure on the islands. And our Marine business is within that group, too, and it's maybe not as cat-exposed as our E&S business, although it is cat-exposed but not as cat-exposed. So I think we're expecting to see continued growth across the property portfolio because of the opportunities.

Scott Heleniak: Sure. And so the Southeast hurricane, is that something that you're -- you feel like there's a little more opportunity than normal, right, given where rates are? Or is that just something you don't want to take on the cat exposure or just doing it at kind of a measured pace?

Craig Kliethermes: Yes, Scott, I mean, if we could get -- if we can grow at adequate premiums, which we think currently we're there, but if we can continue to get rate and continue to get rate adequacy there. And obviously, that's evolving given the cost of reconstruction down there. So the bar has gone up down there in regards to price. But fortunately, we've been able to get more price. Certainly, we think that's an opportunity.

And when I say Southeast, probably -- I mean the opportunity is more non-Florida down there right now than it is in Florida. But I mean we have room in Florida if we'd like to grow if the rates allow us to.

Scott Heleniak:  Okay. That's helpful. And then, Craig, you mentioned your comments some tapering of rates in a few areas. Is there any specific lines that you could call out on that? And is there any specific lines that are holding up better than you thought?

Craig Kliethermes:  Yes. I mean most of the excess casualty stuff, which I mentioned, would have been like a commercial excess in the E&S space, which is a lot of excess of contractors, by the way. And then our D&O business, or management liability business, the rates, at least for this quarter, seemed to hold up more. I thought they were going to start to fall. In the wheels-based businesses, you're starting to see a little -- it still increases, but we were getting double-digit increases, and they're now mid-single-digit increases. So that's really where I've seen it fall off. Some of the other places in -- where we write, which is smaller Casualty business with lower limits, the rates never went up that much. They were going up 3%, 4%, maybe 5%, and maybe they're a point or so lower than that right now. So that's what we're talking about in regards to moderation.

Scott Heleniak:  Okay. And then lastly, I was wondering, Todd, you mentioned seeing a little bit of incremental yield potential. I mean obviously, that's -- 10-year treasury is going up a little bit. It's not where it was 2, 3 years ago. But what is your new money yield now? What are you seeing in the marketplace versus existing portfolio yield? What's the spread on that? I don't know if you have that handy.

Aaron Diefenthaler:  Yes, Scott. It's Aaron. We're probably in the low twos versus upper twos for what's in the portfolio today.

Scott Heleniak:  Okay. It's still a way to go, right, to narrow the gap. So okay.

Aaron Diefenthaler:  Yes, we'd like to close the gap with a rise in -- a continued rise in yields. We'll take that trade, as we've mentioned before, in terms of bond prices going down, but being able to invest at higher rates.

Todd Bryant:  Craig has asked the underwriters to keep throwing operating cash flow Aaron's way for the portfolio.

Aaron Diefenthaler:  It's been a help. It's been a big help.

Operator:  Our next question comes from Jamie Inglis.

Jamie Inglis:  Craig, I've got a question about your thoughts and views about -- climate change is something everyone's been talking about. What is RLI's view about climate change impact on your book of business? And what have you -- what has that led you to do over the last 3, 4, 5 years? And what do you think it will lead you to do going forward? I figure from an underwriting point of view, lines of business, geography, whatever.

Craig Kliethermes:  So I've been dying waiting for that question. But no, I mean, our policies -- obviously, our policies are renewable every year. Obviously, we're very watchful of the impact of climate change. I mean it's very difficult for us to measure the impact. Fortunately, we are in a situation where we get to reprice our accounts every year. And I'm not a scientist, so I can't really comment on the -- quantify the impact, but certainly, we are watchful. And if you continue to have severe hurricanes and storms and events as a result of climate change. I mean, obviously, that's got to be factored into what it costs to insure those locations.

Operator: There are no further questions.  I will now turn the conference back to Mr. Jon Michael.

Jon Michael: Thank you. What a great business we are in. We're able to help our customers get back in business from these – the hurricanes and other catastrophes like this and yet still are able to post a very satisfactory quarter, mid-90s combined ratio. We had excellent growth during the quarter and an excellent beat of the analysts' expectations.  So with that we’ll talk to you again next quarter - some of us will, and we’ll leave it at that.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1 (888) 203-1112 with an ID number of 9884611. This concludes our conference today. Thank you all for participating, and have a nice day. All parties may now disconnect.

# # # # # # # # # #   E N D   # # # # # # # # # #